Exhibit 21

SUBSIDIARIES OF FREIGHTCAR AMERICA, INC.

Name of Subsidiary	Percent Ownership by Registrant
JAC Operations Inc.	100%
Johnstown America, LLC	100%
Freight Car Services, Inc.	100%
JAIX Leasing Company	100%
FreightCar Roanoke, LLC	100%
FreightCar Rail Services, LLC	100%
FreightCar Rail Management Services, LLC	100%
FreightCar Short Line, Inc.	100%
FreightCar Mauritius Ltd.	100%
FreightCar Alabama, LLC	100%

All subsidiaries are Delaware corporations or Delaware limited liability companies except FreightCar Mauritius Ltd., which is incorporated in Mauritius.